UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                                 00-21340
                                                          ----------------------
                                                          Commission File Number


                              MARTIN COLOR-FI, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         306 Main Street, Edgefield, South Carolina 29824 (803) 637-7000
--------------------------------------------------------------------------------
(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)


                                  Common Stock
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      N/A
--------------------------------------------------------------------------------
(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i) [X]             Rule 12h-3(b)(1)(i) [ ]
     Rule 12g-4(a)(1)(ii)[ ]             Rule 12h-3(b)(1)(ii)[ ]
     Rule 12g-4(a)(2)(i) [ ]             Rule 12h-3(b)(2)(i) [ ]
     Rule 12g-4(a)(2)(ii)[ ]             Rule 12h-3(b)(2)(ii)[ ]
                                         Rule 15d-6          [ ]

Approximate number of holders of record as of the certification or notice date:

                                      One

     Pursuant to the requirements of the Securities Exchange Act of 1934 Martin Color-Fi, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


      January 4, 2000                 s/Gregory W. Anderson, Esquire
Date:--------------------          By:------------------------------------------
                                        Executive Vice President and General
                                        Counsel